EXHIBIT 2
                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG


                      MEDICAL INDUSTRIES OF AMERICA, INC.,
                             a Florida corporation,

                        MIOA ACQUISITION COMPANY V, INC.,
                              a Florida corporation

                           DAVID S. KLEIN, M.D., P.C.,
                      a Virginia professional corporation,

                                       AND

                              DAVID S. KLEIN, M.D.

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                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is entered into this 24th day of August, 1998 by and among MEDICAL INDUSTRIES OF AMERICA, INC., a Florida corporation or its assigns ("MIOA"), MIOA ACQUISITION COMPANY V, INC., a Florida corporation (the "ACQUISITION CORP"), DAVID S. KLEIN, M.D., P.C., a Virginia professional corporation (the "COMPANY") and DAVID S. KLEIN, M.D. (hereinafter referred to as the "SHAREHOLDER").

                                    RECITALS:

A. The Company is the owner and operator of four (4) medical clinics (hereinafter the "Clinics") located at and operating under the following trade names:

            Shenandoah Pain Clinic              Roanoke Pain Center
            109 MacTanly Place                  101 Mountain Ave., S.W.
            Staunton, VA  24401                 Suite 3
                                                Roanoke, VA 24022

            Albemarle Pain Center               Rockingham Pain Center
            1265 Seminole Trail               861 Cantrell Ave.
            Charlottesville, VA 22906           Harrisonburg, VA 22801

B. The Company provides pain, physical rehabilitation and other related services (the "Business") at the Clinics.

C. The principal business location of the Company is 109 MacTanly Place, Staunton, VA 24401 (the "Principal Business Location").

D. The Company's billing and administrative offices are located at 13 W. Beverley Street, Masonic Lodge, 2nd floor, Staunton, VA 24401.

E. Shareholder owns one hundred (100) shares of common stock, $1.00 par value per share, of the Company (the "Klein Shares"), which shares represent one hundred percent (100%) of the outstanding shares of capital stock of the Company.

F. The Company will, immediately after the execution of this Agreement, file Articles of Amendment with the Virginia State Corporation Commission ("SCC") changing the status of the Company from a Virginia professional corporation to a standard for-profit Virginia corporation and contemporaneously therewith file Articles of Merger with the SCC thereby statutorily merging the Company into MIOA's wholly owned-subsidiary, Acquisition Corp, (such merger being referred to herein as the "Merger"). The Merger shall be in accordance with this Agreement, the articles of merger, the Florida Business Corporation Act (the "FLORIDA STATUTE") and the corporate statute of the State of Virginia (the "VIRGINIA STATUTE").

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G.    MIOA presently owns and upon consummation of the Merger will own 100% of all authorized, issued and outstanding Acquisition Corp stock. The Shareholder shall receive in exchange shares of MIOA restricted voting common stock, no par value (the "MIOA STOCK" or the "MIOA SHARES") in accordance with the terms and conditions hereof.

H. The Merger shall constitute a "B" Reorganization structured as a "forward subsidiary merger" pursuant to Section 368(a)(1)(B) of the Internal Revenue Code, as amended.

                                   ARTICLE I.
                                   THE MERGER

            1.1. THE MERGER. As of the Effective Date (as hereinafter defined) and in accordance with the applicable provisions of the Florida Statute and the Virginia Statute, the Company shall be merged with and into the Acquisition Corp, in accordance with the terms and conditions of this Agreement and the articles of merger in substantially the form of EXHIBIT A annexed hereto, subject to such changes as to form (but not substance) as may be required by the Florida Statute and the Virginia Statute, hereinafter referred to as the "ARTICLES OF MERGER". The Acquisition Corp shall be the surviving corporation of the Merger (the Acquisition Corp, in such capacity, being hereinafter sometimes referred to as the "SURVIVING CORPORATION"). Thereupon, the separate existence of the Company shall cease, and the Acquisition Corp, as the Surviving Corporation, shall continue its corporate existence under the Florida Statute under its amended name as provided in said Articles of Merger, to wit "VALLEY PAIN CENTERS OF AMERICA, INC."

            1.2. EFFECTIVENESS OF THE MERGER. As soon as practicable upon or after the satisfaction or waiver of the conditions precedent set forth in Articles VII and VIII of this Agreement, the Company shall execute an amendment to its Articles of Incorporation changing the status of the Company from a Virginia professional corporation to a Virginia for-profit corporation and contemporaneously therewith, the Acquisition Corp and the Company will execute appropriate Articles of Merger, and shall file or cause to be filed such Articles of Amendment and Merger with the Secretary of State of Florida and the State Corporation Commission of Virginia; and, the subject Merger shall become effective as of the later of (i) the filing of the Articles of Merger with the Secretary of the State of Florida or (ii) the approval by Virginia SCC of the Company's Articles of Merger.

            1.3 EFFECT OF THE MERGER. Upon the effectiveness of the Merger,
(a) the Surviving Corporation shall own and possess all assets and property of every kind and description, and every interest therein, wherever located, and all rights, privileges, immunities, powers, franchises and authority of a public as well as of a private nature, of the Acquisition Corp and the Company (the "CONSTITUENT CORPORATIONS"), and all obligations owed to, belonging to or due to each of the Constituent Corporations, all of which shall be vested in the Surviving Corporation pursuant to Florida Statute and Virginia Statute without further act or deed, and (b) the Surviving Corporation shall be liable for all claims, liabilities and obligations of the Constituent Corporations, all of which shall become and remain the obligations of the Surviving Corporation pursuant to Florida Statute and Virginia Statute without further act or deed.

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            1.4. SURVIVING CORPORATION. Upon the effectiveness of the Merger, the Articles of Incorporation and Bylaws of the Surviving Corporation shall be identical to those attached hereto as EXHIBITS B AND C, respectively. The directors of the Surviving Corporation initially shall be Rogers W. Kirven, Jr., David S. Klein, M.D., Paul Pershes, E. Nicholas Davis, III and Arthur Kobrin each of whom shall continue to be the directors of the Surviving Corporation, subject to the Articles of Incorporation, and the Bylaws.

            1.5. SUBSEQUENT ACTIONS. If at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurance or any other actions or things are necessary or desirable to (i) vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Acquisition Corp or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or (ii) otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to (x) execute and deliver, in the name and on behalf of either the Acquisition Corp or the Company, as the case may be, all such deeds, bills of sale, assignments and assurances and (y) to take and do, in the name of and on behalf of each corporation or otherwise, all such actions and things as may be necessary or desirable, to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

            1.6. STATUS AND CONVERSION OF SHARES. Upon the Effective Date of the
Merger:

                  (a) Each share certificate representing each outstanding share of Acquisition Corp shall continue to be a share of issued and outstanding Common Stock of the Surviving Corporation and shall be retained by MIOA (the "ACQUISITION CORP STOCK").

                  (b) The share certificates representing all the outstanding shares of capital stock of the Company (i.e., the KLEIN SHARES) issued and outstanding immediately prior to the effectiveness of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be deemed canceled and extinguished. In exchange for the merger of the Company into the Acquisition CORP, the Shareholder shall receive the Merger Consideration set forth and defined in Section 2.1 below (the "MERGER CONSIDERATION").

            1.7. BOOKS AND RECORDS. On the Effective Date (as hereinafter defined), the Company shall deliver to MIOA all of the stock books, records and minute books of the Company, all financial and accounting books and records of the Company, all tax returns and records of the Company, and all supplier, client, customer, sales and other business records of the Company.

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                                   ARTICLE II.
                              MERGER CONSIDERATION

            2.1. SHAREHOLDER MERGER CONSIDERATION. In exchange for merging the Company into the Acquisition Corp and canceling and extinguishing the Klein Shares in accordance with this Merger Agreement, the Shareholder shall receive the following Merger Consideration:

                  (a) MIOA agrees, subject to the provisions of this Agreement, to pay to the Shareholder an amount up to, but not exceeding, Three Million Three Hundred Thousand Dollars ($3,300,000.00) (hereinafter the "Purchase Price") as set forth below. The Purchase Price is based upon the representation of Shareholder that the Surviving Company will have Formula Profits (as defined below) of at least One Million One Hundred Thousand Dollars ($1,100,000.00) for each Formula Period (prorated for Formula Periods of less than one year) (as defined below). The Purchase Price shall be paid as follows:

                        (I) INITIAL PAYMENT. On the Effective Date, MIOA will pay the Shareholder One Million Three Hundred Twenty Thousand Dollars ($1,320,000.00) (the "Initial Payment");

                        (II) INSTALLMENT PAYMENTS. On the Effective Date, MIOA will grant the Shareholder the right to earn the remaining unpaid portion of the Purchase Price of One Million Nine Hundred Eighty Thousand Dollars ($1,980,000.00) (hereinafter the "Installment Payments") during the Formula Periods in accordance with the following formula:

                              A.     INSTALLMENT FORMULA:

                                    1. In respect to Formula Period 1:(x) If
Formula Profits equal the product of One Million One Hundred Thousand Dollars ($1,100,000.00) multiplied by the Prorated Percentage (defined below), MIOA will pay the Shareholder an amount equal to the product of Six Hundred Sixty Thousand Dollars ($660,000.00) multiplied by the Prorated Percentage; (y) If Formula Profits exceed the product of One Million One Hundred Thousand Dollars ($1,100,000.00) multiplied by the Prorated Percentage (defined below), MIOA will pay the Shareholder an amount equal to the product of Six Hundred Sixty Thousand Dollars ($660,000.00) multiplied by the Prorated Percentage plus One Dollar ($1.00) for each Dollar in excess of the product of One Million One Hundred Thousand Dollars ($1,100,000.00) multiplied by the Prorated Percentage (defined below);or, (z) If Formula Profits are less than the product of the Prorated Percentage multiplied by One Million One Hundred Thousand Dollars ($1,100,000.00), the amount the Shareholder shall receive shall be equal to: sixty-seven percent (67%) of the Formula Profits for Formula Period 1 divided by the product of the Prorated Percentage multiplied by One Million One Hundred Thousand Dollars ($1,100,000.00) with the resulting quotient multiplied by the product of the Prorated Percentage multiplied by Six Hundred Sixty Thousand Dollars ($660,000.00). For these purposes the "Prorated Percentage" shall be a fraction the numerator of which shall equal the number of days from the Effective Date through March 31, 1999 and the denominator of which shall equal 365.

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                                    2. In respect to Formula Period 2: (x) If
Formula Profits equal One Million One Hundred Thousand Dollars ($1,100,000.00), MIOA will pay the Shareholder the sum of Six Hundred Sixty Thousand Dollars ($660,000.00); (y) If Formula Profits exceed One Million One Hundred Thousand Dollars ($1,100,000.00), MIOA will pay the Shareholder the sum of Six Hundred Sixty Thousand Dollars ($660,000.00) plus One Dollar ($1.00) for each Dollar in excess of One Million One Hundred Thousand Dollars ($1,100,000.00) or, (z) If Formula Profits are less than One Million One Hundred Thousand Dollars ($1,100,000.00), the amount the Shareholder shall receive shall be equal to: sixty-seven percent (67%) of the Formula Profits for Formula Year 2 divided by One Million One Hundred Thousand Dollars ($1,100,000.00) with the resulting quotient multiplied by Six Hundred Sixty Thousand Dollars ($660,000.00).

                                    3. In respect to Formula Period 3, apply the
formula enumerated for Formula Period 2 above, substituting where appropriate Period 3 for Period 2.

                                    4. The installment payments in respect to
Formula Period 4, shall be calculated on the same basis as Formula Period 1, except that the Prorated Percentage shall be equal to a fraction the numerator of which will be the number of days in Formula Period 4 and the denominator of which shall be equal to 365.

                                    5. The foregoing notwithstanding, the
maximum amount of Installment Payments the Shareholder may receive shall not exceed One Million Nine Hundred Eighty Thousand Dollars ($1,980,000.00). In addition, in the event MIOA or any successor company causes the Surviving Company to undertake a Spin-Off (as hereinafter defined) or Offering (as hereinafter defined) of its stock prior to the expiration of the Formula Periods, the Shareholder shall be paid the portion of the unpaid Purchase Price immediately prior to the Spin-Off or Offering by applying the above formula to the proforma Formula Profits for the remainder of the Formula Periods calculated based on the immediately preceding twelve (12) month period or such shorter period if less than 12 months. The term "SPIN-OFF" shall mean a spin-off of all or a part of the Surviving Company's capital stock owned by MIOA to the public shareholders of MIOA resulting in the Surviving Company becoming a separate and independent (non-subsidiary) corporation. The term "OFFERING" shall mean a public offering of the Surviving Company's equity securities. These defined terms shall also include a merger and/or roll-up of the Surviving Corporation with Ivanhoe Medical Systems, Inc. ("Ivanhoe") for the purpose of undertaking a "SPIN-OFF" or "OFFERING" of Ivanhoe.

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                                    A. FORMULA PROFITS. For the purposes of this
Agreement, the term "FORMULA PROFITS" shall mean the pre-tax net profits of Surviving Company, as calculated utilizing generally accepted accounting principles by the Surviving Company's independent certified public accountants for annual Formula Periods, where possible, and as calculated for MIOA's 10Q for quarterly Formula Periods. Notwithstanding the foregoing, for purposes of determining Formula Profits: (i) there shall not be included any charge for corporate overhead of MIOA or other administrative or similar charges that MIOA might impose upon the Surviving Company except those charges for which the Surviving Company receives a direct and cost efficient benefit, (ii) there shall not be included any non-recurring charges, losses, profits, gains, or non-cash adjustments not related to the ongoing operations of the business, including, but not limited to discount operations, extraordinary items, acquisition costs, goodwill charges, or unusual or infrequent items as they are defined under generally accepted accounting principles, and (iii) there shall not be included any charge related to grants or exercises of options pursuant to this Agreement.

                                    B. FORMULA PERIODS. The period commencing on
the Effective Date, 1998 and ending on March 31, 1999 shall be deemed to be "FORMULA PERIOD 1". The two immediately succeeding twelve (12) month periods following Formula Period 1 shall be deemed to be "Formula Period 2" and "Formula Period 3", respectively. Formula Period 4 shall be the period from April 1, 2001 though such day in 2001 which when added to Formula Period 1 would result in a period equal to 12 complete months.

                                    C. CALCULATION TIMING. MIOA, Surviving
Company and Shareholder shall each work in good faith to derive the calculations required hereunder, it being understood and agreed that MIOA shall cause such calculations to be made and payments to the Shareholder be made no later than the 90th day following each Formula Period.

                                    D. EXAMPLE. Attached hereto as EXHIBIT A and
incorporated herein by this reference is an example of how the aforementioned Formula should be applied.

                        (III) PAYMENT OF PURCHASE PRICE. One hundred percent (100%) of the Purchase Price shall be made with restricted voting common stock (the "Shares") of MIOA. For purposes of determining the number of MIOA Shares the Shareholder will receive in respect to a given payment, the following calculation shall be made: the amount of the Purchase Price which is due at the time shall be divided by One Dollar and Fifty Cents ($1.50); the resulting quotient is the number of MIOA Shares that shall be delivered to the Shareholder in respect to such payment.

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                        (IV) PUT OPTION. Notwithstanding the foregoing and
provided such cash payment does not adversely affect the tax consequences of the Shareholder in respect to this transaction, the Shareholder shall have the option within 30 days of the date of calculating any Installment Payment due herein in respect of any given Formula Period to elect, by providing written notice to MIOA, to have up to forty-five percent (45%) of any given Installment Payment due Shareholder paid in cash at the rate of seventy-five cents ($0.75) for each dollar earned. For example, if the Shareholder would otherwise be entitled to $660,000 by electing to be paid 100% in cash in respect to such payment, the Shareholder would receive $222,750.00. MIOA shall be entitled to pay the cash portion of any installment payment in six (6) equal consecutive monthly payments without interest beginning on the first day of the second month immediately following such election by the Shareholder.

                        (V) EARN-UP OPTIONS. Contemporaneous with the execution of this Agreement, Rogers W. Kirven, Jr., as Trustee, and Shareholder will enter into a non-qualified stock option agreement in substantially the same form as attached hereto as Exhibit "C" (the "Option Agreement") whereby Mr. Kirven, as Trustee, will grant Shareholder the right to earn options to purchase additional shares of MIOA's restricted common stock (the "Earn-up Options") during the Formula Periods. In general terms, the options shall be earned at the rate of 100,000 options for each $1,000,000.00 of "Consolidated Ivanhoe Incremental Formula Profits" (as that term is defined in the Option Agreement). The Earn-up Options may be exercised at a strike price of $1.50 per share. The Option Agreement will dictate the exact terms and conditions relative to the Earn-up Options.

                        (VI) CONVERSION PRIVILEGES. Contemporaneous with a Spin-Off or Offering of Ivanhoe, the Shareholder shall be entitled to exchange the Applicable Amount (as defined below) of his MIOA Shares for the Ivanhoe (or any successor company) common capital stock which shall be made available to the Ivanhoe shareholders and affiliates including Shareholder immediately preceding the Spin-Off or Offering. Such Ivanhoe common stock shall not be less than ten percent (10%) of the total issued and outstanding stock of the Ivanhoe (or its successor company) on a fully diluted basis immediately prior to such Spin-off or Offering (the "Offered Shares"). The Shareholder's Applicable Amount shall be calculated by multiplying the number of Offered Shares by a fraction the numerator of which shall be the Formula Profits of the Surviving Company for the twelve (12) month period immediately preceding the date of determining the number of Offered Shares and the denominator of which shall be total Consolidated Ivanhoe (which shall include the Surviving Company) pre-tax net profits for the same period. The Consolidated Ivanhoe pre-tax net profits shall mean the pre-tax profits of Ivanhoe, its subsidiaries and all other MIOA subsidiaries which are predominately in the sleep apnea and interventional pain business and which are considered to be Ivanhoe affiliates by virtue of the fact that the management of such subsidiaries is under the direction of Ivanhoe and its principals. In determining the exchange price, the per share value of the MIOA Shares shall be valued at the average bid price for the thirty (30) business days immediately preceding the date of determining the number of Offered Shares and the per share value of the Ivanhoe Stock shall be valued at eighty percent (80%) of the price per share which will be offered in the Spin-Off or Offering.

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                        To illustrate this section, assume the following:

                        A.   Surviving Company Formula Profits $2,000,000;

                        B. The Consolidated Ivanhoe pre-tax profits $4,000,000; C. 400,000 shares of Offered Shares;

                        D.   Average bid price of MIOA Shares: $5.00;

                        E. Offering Price of the Ivanhoe stock to the public $8.00.

                        Assuming  the  foregoing,   Shareholder's   Applicable
Amount would be $1,280,000.00 ([$2,000,000/$4,000,000 x 400,000] x [$8.00 x
 .80]). Thus, the Shareholder would have to exchange 256,000 shares of his MIOA Shares to acquire 200,000 shares (i.e., $1,280,000) of the Offered Shares.

                        (vii) CAPITAL  ADJUSTMENTS   AFFECTING   INSTALLMENT
SHARES AND EARN-UP OPTIONS.

                              A. The existence of the MIOA Shares or Earn-up
Options shall not affect in any way the right or power of the Surviving Company or MIOA to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Surviving Company's or MIOA's capital structure or their business, or any merger or consolidation of the Surviving Company or MIOA or to issue any securities, bonds, debentures, or preferred or prior preference stock ahead of or affecting the common stock of the Surviving Company or MIOA, the rights thereof or to effect the dissolution or liquidation of the Surviving Company or MIOA, or any sale or transfer of all or part of their assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

                              B. In the event of a stock dividend,
recapitalization, or merger in which MIOA is the surviving corporation, split-up, combination or exchange of shares or the like which results in a change in the number or kind of shares of common stock which is outstanding immediately prior to such event, the aggregate number and kind of MIOA Shares owned by the Shareholder and the rights of the Shareholder to receive additional MIOA Shares in respect to the Purchase Price and the rights of Shareholder relative to the Earn-up Options (hereinafter the "Earn-up Rights") and the price thereof, shall be appropriately adjusted in the same manner as the number and kind of shares of a shareholder of MIOA who owned the same number and kind of shares immediately prior to such event or an option holder of MIOA who owned like options immediately prior to such event. Such adjustments shall be made by the Board of Directors of MIOA, whose determination shall be conclusive and binding on all parties.

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                              C. Except as otherwise expressly provided herein,
the issuance of shares of MIOA's capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of MIOA convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of or price to the MIOA Shares the Shareholder then owns or his rights in respect to additional MIOA Shares or to Shareholder with respect to the number of or price of the Earn-up Rights or any Earn-up Options.

                              D. In case of any consolidation or merger of MIOA
with or into another corporation or the conveyance of all or substantially all of the assets of MIOA to another corporation or a share exchange transaction involving not less than 50% of the issued and outstanding common stock of MIOA, the MIOA Shares and Earn-up Options shall thereafter be convertible into the number of shares of stock, options or other securities or property to which a holder of the number of shares of common stock deliverable upon entitlement to the MIOA Shares or Earn-up Options, as the case may be, would have been entitled upon such consolidation, merger, conveyance or exchange; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of rights to receive additional MIOA Shares and Option Rights, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock, options or other property thereafter deliverable upon entitlement to the MIOA Shares and Earn-up Options, as the case may be.

      2.2. NO REGISTRATION. The Shareholder acknowledges and agrees that:

                  (a) Except as otherwise provided herein, the MIOA Shares and the Earn-up Options (collectively hereafter called the "MIOA Securities") are being granted and issued without registration under applicable federal and state securities laws in reliance upon certain exemptions from registration under such securities laws;

                  (b) Each certificate representing the MIOA Securities will bear a legend restricting its transfer, sale, conveyance or hypothecation, unless such MIOA Securities are either registered under applicable securities laws or an exemption from such registration is applicable;

                  (c) The Shareholder shall not transfer all or any of the MIOA Securities except in compliance with all applicable securities laws including Rule 144 of the Securities Act of 1933. Rule 144 presently allows a sale, within certain limitations, of the MIOA Securities after one (1) year from the date the MIOA Securities are unconditionally earned pursuant to this agreement;

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                  (d) The Shareholder is acquiring the MIOA Securities for his own account, for investment purposes only and not with a view to the sale or distribution thereof.

      2.3. CLOSING. Consummation of the contemplated transaction (the "CLOSING") shall take place on August 7, 1998 or on such other date or at such other time or place as may be mutually agreed upon in writing by the parties hereto (the "CLOSING DATE"). Notwithstanding the foregoing Closing Date, the subject Merger shall become effective as of the later of (i) the filing of the Articles of Merger with the Secretary of the State of Florida or (ii) the approval by Virginia SCC of the Company's Articles of Merger (the "EFFECTIVE DATE").

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                         OF THE COMPANY AND SHAREHOLDER

The Company and the Shareholder, jointly and severally, make the following representations and warranties to MIOA, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by MIOA, or any knowledge of MIOA other than as specifically disclosed herein or in the disclosure schedules delivered to MIOA, and shall survive the Closing of the transactions provided for herein until the end of Formula Period 4.

      3.1 KLEIN SHARES. The Shareholder is the owner of the Klein Shares free and clear of any direct or indirect claims, liens, security interests, charges, pledges or encumbrances of any nature whatsoever and will be free of such claims, liens, security interests, charges, pledges or encumbrances as of the Effective Date. All of the Klein Shares are validly issued to the Shareholder, fully paid and nonassessable. There are no existing options, calls, rights or commitments of any character relating to the Klein Shares or any Company securities of any kind.

      3.2 ORGANIZATION. The Company is a professional corporation duly organized, validly existing and in good standing under the laws of the State of Virginia and is validly qualified or licensed in each jurisdiction wherein the character of the property owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. Accurate, current and complete copies of the Articles of Incorporation and Bylaws of the Company are attached hereto as SCHEDULE 3.2.

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      3.3 CAPITALIZATION. The authorized capital stock of the Company consists of Ten Thousand (10,000) shares of common stock, $1.00 par value per share (the "Company Stock"), One Hundred (100) shares of which are issued and outstanding. No shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and, not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company. A complete list of security holders of the Company and their addresses is attached hereto as SCHEDULE 3.3.

      3.4   AUTHORITY AND APPROVAL OF AGREEMENT.

            (a) The execution and delivery of this Agreement by the Company and the Shareholder and the performance of all the Company's and the Shareholder's obligations hereunder have been duly authorized and approved by all requisite corporate action on the part of the Company and the Shareholder pursuant to applicable law. The Company and the Shareholder have the power and authority to execute and deliver this Agreement and to perform all their obligations hereunder.

            (b) This Agreement and any other documents, instruments and agreements executed by the Company and the Shareholder in connection herewith constitute the valid and legally binding agreements of the Company and the Shareholder, enforceable against the Company and the Shareholder in accordance with their terms, except that (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the enforcement of the rights and remedies of creditors; and (ii) the availability of equitable remedies may be limited by equitable principles.

      3.5 NO VIOLATIONS. Neither the execution, delivery nor performance of this Agreement or any other documents, instruments or agreements executed by the Shareholder and the Company in connection herewith, nor the consummation of the transactions contemplated hereby: (a) will violate any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities"), (b) subject to obtaining the approval of the SCC, will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity; (c) subject to obtaining the consents referred to in this Agreement, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as hereinafter defined) upon any of the assets of the Company (or the Klein Shares) under any term or provision of the Articles of Incorporation or By-Laws of the Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which the Company or the Shareholder is a party or by which the Company or the Shareholder or any of its or his assets or properties may be bound or affected; or (d) will or could result in the loss or adverse modification of, or the imposition of any fine or penalty with respect to, any license, permit or franchise granted or issued to, or otherwise held by or for the use of, the Company.

      3.6 FINANCIAL STATEMENTS. Included as SCHEDULE 3.6 are true and complete copies of the unaudited financial statements of the Company consisting of (i) balance sheets of the Company as of December 31, 1997, 1996, and 1995 and the related statements of operations and cash flows for the years then ended (including the notes contained therein or annexed thereto), and (ii) an unaudited balance sheet of the Company as of July 31, 1998 (the "Recent Balance Sheet"), and the related unaudited statements of operations and cash flows for the seven (7) months then ended (the "Recent Statement of Operations") and for the corresponding period of the prior year (including the notes and schedules contained therein or annexed thereto). All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, have been prepared in accordance with the books and records of the Company, and fairly present, in accordance with generally accepted accounting principles, the assets, liabilities and financial position, the results of operations and cash flows of the Company as of the dates and for the years and periods indicated.

      3.7 CONDUCT SINCE DATE OF RECENT BALANCE SHEET. Except for this Agreement and as disclosed in SCHEDULE 3.7 hereto, none of the following has occurred since the date of the Recent Balance Sheet:

            (a) NO ADVERSE CHANGE. Any material adverse change in the financial condition, assets, liabilities, business, prospects or operations of the Company;

            (b) NO DAMAGE. Any loss, damage or destruction, whether covered by insurance or not, affecting the Company's business or properties;

            (c) NO INCREASE IN COMPENSATION. Except as described in SCHEDULE 3.7(C), any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of the Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

            (d) NO LABOR DISPUTES. Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of the Company.

            (e) NO COMMITMENTS. Any commitment or transaction by the Company (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

            (f) NO DIVIDENDS. Except as described in SCHEDULE 3.7(F), any declaration, setting aside, or payment of any dividend or any other distribution in respect of the Company's capital stock; any redemption, purchase or other acquisition by the Company of any capital stock of the Company, or any security relating thereto; or any other payment to any shareholder of the Company as such a shareholder;

            (g) NO DISPOSITION OF PROPERTY. Any sale, lease or other transfer or disposition of any properties or assets of the Company, except in the ordinary course of business;

            (h)   NO   INDEBTEDNESS.   Any  indebtedness  for  borrowed  money
incurred, assumed or guaranteed by the Company;

            (i) NO LIENS. Any mortgage, pledge, lien or encumbrance made on any of the properties or assets of the Company;

            (j) NO AMENDMENT OF CONTRACTS. Any entering into, amendment or termination by the Company of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

            (k) LOANS AND ADVANCES. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any Affiliate (for purposes of this Agreement, the term "Affiliate" shall mean and include all shareholders, directors and officers of the Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest);

            (l) CREDIT. Any grant of credit to any customer or distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of the Company's policies or practices with respect to the granting of credit; or

            (m) NO UNUSUAL EVENTS. Any other event or condition not in the ordinary course of business of the Company.

      3.8 SUBSIDIARIES. The Company has no subsidiaries. It does not own or control, directly or indirectly, any capital stock of any corporation or interest in any partnership, trust or unincorporated association, or any interest or investment in any other corporation, association or other business entity.

      3.9 LIABILITIES. Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in SCHEDULE 3.9, the Company does not have any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the business, financial condition or results of operations of the Company. Except as and to the extent described in the Recent Balance Sheet or in SCHEDULE 3.9, neither the Company nor the Shareholder has knowledge of any basis for the assertion against the Company of any liability and neither has knowledge of any circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of the Company's business and consistent with past practice.

      3.10  TITLE TO AND CONDITION OF PROPERTIES.

            a. MARKETABLE TITLE. The Company has good and marketable title to all of the Company's assets, business and properties, including, without limitation, all such properties (tangible and intangible) reflected in the Recent Balance Sheet, except for items disposed of in the ordinary course of business since the date of such Recent Balance Sheet, free and clear of all mortgages, liens, (statutory or otherwise) security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those described in SCHEDULE 3.10. None of the Company's assets, business or properties are subject to any restrictions with respect to the transferability thereof, except as otherwise provided for herein; and the Company's title thereto will not be affected in any way by the transactions contemplated hereby.

            b. CONDITION. All property and assets owned, leased or otherwise utilized by the Company are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of the Company), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the Business of the Company as conducted during the preceding 12 months. All buildings, plants and other structures owned or otherwise utilized by the Company are in good condition and repair and to the best of the Company's and the Shareholder's knowledge, have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

      3.11 ACCOUNTS RECEIVABLE. All accounts receivable of the Company reflected on the Recent Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm's length sales actually made in the ordinary course of business; are collectible (net of the reserve shown on the Recent Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute. SCHEDULE 3.11 contains an aged schedule of accounts receivable included in the Recent Balance Sheet.

      3.12  CONTRACTS AND COMMITMENTS.

            (a) REAL PROPERTY LEASES. Except as set forth in SCHEDULE 3.18, the Company has no leases of real property.

            (b) PERSONAL PROPERTY LEASES. Except as set forth in SCHEDULE 3.12(B), the Company has no leases of personal property involving consideration or other expenditure in excess of $10,000.00 or involving performance over a period of more than six (6) months.

            (c) PURCHASE COMMITMENTS. The Company has no purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of two (2) months normal usage, or which are at an excessive purchase price.

            (d) SALES COMMITMENTS. The Company has no sales contracts or commitments to customers which aggregate in excess of $10,000.00 to any one customer (or group of affiliated customers). The Company has no sales contracts or commitments except those made in the ordinary course of business, at arm's length, and no such contracts or commitments are for a sales price which would result in a loss to the Company.

            (e) CONTRACTS WITH AFFILIATES AND CERTAIN OTHERS. The Company has no agreement, understanding, contract or commitment (written or oral) with any Affiliate or any employee, agent, consultant, distributor or dealer that is not cancelable by the Company on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

            (f) POWERS OF ATTORNEY. The Company has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

            (g) LOAN AGREEMENTS. Except as set forth in SCHEDULE 3.12 (G), the Company is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

            (h) GUARANTEES. Except as disclosed on SCHEDULE 3.12 (H), the Company has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

            (i) GOVERNMENT CONTRACTS. The Company is not a party to any contract with any governmental body.

            (j) BURDENSOME OR RESTRICTIVE AGREEMENTS. The Company is not a party to nor is it bound by any agreement, deed, lease or other instrument which is so burdensome as to materially affect or impair the operation of the Company. Without limiting the generality of the foregoing, the Company is not a party to nor is it bound by any agreement requiring the Company to assign any interest in any trade secret or proprietary information, or prohibiting or restricting the Company from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

            (k) OTHER MATERIAL CONTRACTS. The Company has no lease, contract or commitment of any nature involving consideration or other expenditure in excess of $10,000.00, or involving performance over a period of more than six (6) months, or which is otherwise individually material to the operations of the Company, except as explicitly described in SCHEDULE 3.12(K) or in any other Schedule.

            (l) NO DEFAULT. The Company is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of the Company's obligations or result in the creation of any Lien on any of the assets owned, used or occupied by the Company. To the best of the Company's and the Shareholder's knowledge, no third party is in default under any lease, contract or commitment to which the Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

      3.13 OFFICERS, DIRECTORS, AGENTS, ETC. Set forth on SCHEDULE 3.13 attached hereto is a complete list of all officers (with office held), directors, contractors and agents of the Company, and the compensation and all vacation and other benefits they are entitled to receive from the Company.

      3.14 LABOR MATTERS. Except as set forth on SCHEDULE 3.14, the Company is not and has never been a party to: (a) any profit sharing, pension, retirement, deferred compensation, bonus, stock option, stock purchase, retainer, consulting, health, welfare or incentive plan or agreement or other employee benefit plan, whether legally binding or not; or other employee benefit plan, whether legally binding or not; or (b) any plan providing for "fringe benefits" to its employees, including, but not limited to, vacation, disability, sick leave, medical, hospitalization and life insurance and other insurance plans, or related benefits; or (c) any employment agreement. To the best of the Company's and the Shareholder's knowledge, no former employee of the Company has any claim against the Company (whether under federal or state law, any employment agreement or otherwise) on account of or for: (a) overtime pay; (b) wages or salary for any period; (c) vacation, time-off or pay in lieu of vacation or time-off; or (d) any violation of any statue, ordinance or regulation relating to minimum wages or maximum hours of work. To the best of the Company's and the Shareholder's knowledge, no person or party (including, but not limited to, governmental agencies of any kind) has any claim or basis for any action or proceeding against the Company arising out of any statute, ordinance or regulation relating to discrimination in employment or to employment practices or occupational safety and health standards.

      3.15  COMPLIANCE WITH LAWS AND ORDERS.

            (a) COMPLIANCE. Except as set forth in SCHEDULE 3.15 (A), the Company (including each and all of its operations, practices, properties, contracts, agreements and assets) is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, Medicare, insurance, patient brokering and referral, advertising, occupational safety and health, trade practices, competition, pricing and billing, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws as hereinafter defined. Except as set forth in SCHEDULE 3.15 (A), the Company has not received notice of any violation or alleged violation of, and to the best of the Company's and the Shareholder's knowledge, is subject to no Liability for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by the Company with any Government Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing:

                  (i) The operation of the Company's business as it is now conducted does not, nor does any condition existing at any of its facilities, in any manner constitute a nuisance or other tortuous interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any material aspect of the conduct of such business or materially affect the manner in which it is now conducted.

                  (ii) The Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

                  (iii) The Company has timely filed, in a complete and correct manner, all requisite claims and other reports required to be filed in connection with all state and federal Medicare and Medicaid programs due on or before the date hereof. There are no claims, actions, payment reviews, or appeals pending or to the best of the Company's and the Shareholder's knowledge, threatened before any commission, board or agency, including, without limitation, any intermediary or carrier, the Administrator of the Health Care Financing Administration, the Florida Department of Health and Rehabilitative Services, the Florida Board of Pharmacy or any other state or federal agency with respect to any Medicare or Medicaid claims filed by the Company on or before the Closing Date or program compliance matters, which would materially adversely affect the Business, the Company or the consummation of the transactions contemplated hereby. No validation review or program integrity review related to the Company (other than normal, routine reviews) has been conducted by any commission, board or agency in connection with the Medicare or Medicaid program, and no such reviews are scheduled, pending or, to the best of the Company's and the Shareholder's knowledge, threatened against or affecting the Company or the consummation of the transactions contemplated hereby.

                  (iv) Neither the Company nor any person or entity providing services for the Company have engaged in any activities which are prohibited under 42 U.S.C. (delta)1320a-7a or (delta)1320a-7b, or the regulations promulgated thereunder, pursuant to such statutes or any other related state or local statutes and regulations, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;
(b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its, his or her own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration, kickback, bribe or rebate, directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration in return for (x) referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (y) purchasing, leasing or ordering, or arranging for or recommending purchasing, leasing or ordering, any medication, goods, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid. No physician (or his or her immediate family members) having a "financial relationship" with Company, as that term is defined in 42 U.S.C. Section 1395nn, is in a position, directly or indirectly, to refer patients or services to the Company, or any such referral complies with the requirements of 42 U.S.C. Section 1395nn and the regulations promulgated pursuant thereto.

               (v) The Company has filed when due any and all material cost reports and other documentation and reports, if any, required to be filed by third-party payors and governmental agencies in compliance with applicable contractual provisions and/or laws, regulations and rules.

            (b) LICENSES AND PERMITS. The Company has all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the Business (as presently conducted and subject to the approval of the SCC, as proposed to be conducted) and operation of its facilities. All such licenses, permits, approvals, authorizations and consents are described in SCHEDULE 3.15 (B), are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Except as set forth in SCHEDULE 3.15 (B), the Company (including its Business, operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

            (c) ENVIRONMENTAL MATTERS. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws". Without limiting the generality of the foregoing provisions of this Section 3.15, the Company is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in SCHEDULE 3.15 (C), there is no Litigation nor, to the best of the Company's and the Shareholder's knowledge, any demand, claim, hearing or notice of violation pending or threatened against the Company relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. Except as set forth in SCHEDULE 3.15 (C), there are no past or present (or, to the best of the Company's and the Shareholder' knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any liability, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

      3.16 BOOKS AND RECORDS. With respect to all material matters occurring since the inception of the Company, the minute books and other records of the Company contain complete and accurate records of all such material matters, meetings and other corporate actions of its shareholders and board of directors.

      3.17  TAX MATTERS.

            (a) PROVISION FOR TAXES. The provision made for taxes on the Recent Balance Sheet is and will be sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed, at the date of the Recent Balance Sheet and for all years and periods prior thereto. Since the date of the Recent Balance Sheet, the Company has not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices of the Company.

            (b) TAX RETURNS FILED. Except as set forth on SCHEDULE 3.17(b), all federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of the Company have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. True and complete copies of all tax returns or reports filed by the Company for each of its three (3) most recent fiscal years have been delivered to MIOA. The Company has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of the Company.

            (c) TAX AUDITS. The Company has not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by the Company. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

            (d) OTHER. Except as set forth in SCHEDULE 3.17 (D), the Company has not (i) filed any consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) applied for any tax ruling,
(iii) entered into a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement. The Company is not a "United States real property holding company" within the meaning of Section 897 of the Code.

      3.18 REAL ESTATE. The Company owns no real estate and has not committed to purchase any real estate. The Company has good and marketable title to each of the leaseholds described in SCHEDULE 3.18 attached hereto, free and clear of all mortgages, liens, encumbrances, leases, equities, claims, shares, easements, rights-of-way, covenants, conditions and restrictions except as otherwise described in the leasehold agreements. Except as stated on SCHEDULE 3.18, no officer, director, shareholder or employee of the Company, or any spouse, child or other relative thereof, owns directly or indirectly, in whole or in part, any of the leaseholds described on SCHEDULE 3.18. Each of the leases described on
SCHEDULE 3.18 is a valid and binding obligation of the Company and enforceable in accordance with its terms and conditions, and to the best knowledge and belief of the Company and the Shareholder, each of the leases described on
SCHEDULE 3.18 is a valid and binding obligation of each of the other parties thereto. Neither the Company nor, to the best knowledge of the Company and the Shareholder, any other party to any such lease is in default with respect to any material term or condition thereof, nor to the best knowledge of the Company and the Shareholder, has any event occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder, or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any of the assets of the Company. So far as the Company and Shareholder are aware, the use and operation of the buildings, fixtures and other improvements described in SCHEDULE 3.18 as presently conducted is not in violation of any applicable building code, zoning ordinance or other law or regulation.

      3.19 INSURANCE. Set forth in SCHEDULE 3.19 is a complete and accurate list and description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the Business and properties of the Company, true and correct copies of which have heretofore been delivered to MIOA. SCHEDULE 3.19 includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims in excess of $5,000.00. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of the Company, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. SCHEDULE 3.19 indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses to date equal 75% or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy, and neither the Company nor the Shareholder has knowledge of any act or omission of the Company which could result in cancellation of any such policy prior to its scheduled expiration date. The Company has not been refused any insurance with respect to any aspect of the operations of the Business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. The Company has duly and timely made all claims it has been entitled to make under each policy of insurance. There is no claim by the Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and neither the Company nor the Shareholder knows of any basis for denial of any claim under any such policy. The Company has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Such policies are sufficient in all material respects for compliance by the Company with all requirements of law and with the requirements of all material contracts to which the Company is a party.

      3.20 PERSONNEL. SCHEDULE 3.20 attached hereto contains accurate and complete information as to names and rates of compensation (whether in the form of salaries, bonuses, commissions or other supplemental compensation now or hereafter payable) of all personnel of the Company, together with information as to any contracts with any such personnel. The Company has no pension, profit-sharing, bonus, incentive, insurance or other employee benefit plans (including without limitation any such plans within the meaning of Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended) in which any employees of the Company participate, except as set forth on the SCHEDULE 3.20.

      3.21 LITIGATION. Other than as set forth in SCHEDULE 3.21, the Company is not a party to, the subject of, or threatened with any litigation nor to the best knowledge of the Company and the Shareholder, is there any basis for any litigation. The Company is not contemplating the institution of any litigation.

      3.22 OTHER LIABILITIES. To the best of the Company's and the Shareholder's knowledge no claim of breach of contract, tort, product liability or other claim, contingent or otherwise, has been asserted or threatened against the Company nor is capable of being asserted by any employee, creditor, claimant or other person against the Company. To the best of the Company's and the Shareholder's knowledge, no state of facts exists or has existed, nor has any event occurred, which could give rise to the assertion of any such claim by any person.

      3.23 CONSENTS. The execution, delivery and performance by the Shareholder of this Agreement and the consummation by the Shareholder of the transactions contemplated hereby do not require any consent that has not been received prior to the date hereof.

      3.24 JUDGMENTS. There are no outstanding judgments against the Company. There are no open workers compensation claims against the Company, or to the best of the Company's and the Shareholder's knowledge, any other obligation, fact or circumstance which would give rise to any right of indemnification on the part of any current or former shareholder, director, officer, employee or agent of the Company, or any heir or personal representative thereof, against the Company, or any successor to the businesses of the Company.

      3.25 BROKERS. Except as previously disclosed in writing, neither the Shareholder nor the Company have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which MIOA could become liable or obligated.

      3.26 TRADE RIGHTS. SCHEDULE 3.26 lists all Trade Rights (as defined below) in which the Company now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by the Company, and also indicating which of such Trade Rights are registered. All Trade Rights shown as registered in SCHEDULE 3.26 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the business of the Company, as such is currently being conducted or proposed to be conducted, the Company does not require any Trade Rights that it does not already have. To the best of the Company's and the Shareholder's knowledge, the Company is not infringing and has not infringed any Trade Rights of another in the operation of the business of Company, nor is any other person infringing the Trade Rights of the Company. The Company has not granted any license or made any assignment of any Trade Right listed on SCHEDULE 3.26, nor does the Company pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or to the best of the Company's and the Shareholder's knowledge, threatened to challenge the Company's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of the Company. All Trade Rights of the Company are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of the Company. The consummation of the transactions contemplated hereby will not alter or impair any Trade Rights owned or used by the Company. As used herein, the term "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing.

      3.27 BANK ACCOUNTS.27 BANK ACCOUNTS.27 BANK ACCOUNTS.27 BANK ACCOUNTS.27 BANK ACCOUNTS.27 BANK ACCOUNTS. SCHEDULE 3.27 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefor, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

      3.28 DISCLOSURE. No representation or warranty by the Company and/or the Shareholder in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of the Company or Shareholder pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, disclosure schedule or document delivered by or on behalf of the Company and/or Shareholder shall be deemed representations and warranties by the Company and the Shareholder.


                                   ARTICLE IV.
                     REPRESENTATIONS AND WARRANTIES OF MIOA

      MIOA hereby makes the following representations and warranties to the Shareholder, each of which MIOA represents to be true and correct on the date hereof, shall remain true and correct to and including the Effective Date, shall be unaffected by any investigation heretofore or hereafter made by the Shareholder, or any knowledge of the Shareholder other than as specifically disclosed in the disclosure schedules delivered to the Shareholder, and shall survive the Closing of the transactions provided for herein until the end of Formula Period 4. Notwithstanding anything herein to the contrary, if the Shareholder, by written notice prior to the expiration of Formula Period 4, advises MIOA of his question, dispute, debate, variance or contention relative to any specific representation or warranty of MIOA such survival period shall be extended until such time as the matter in question is resolved.

      4.1. MIOA SHARES. All of the MIOA Shares shall be validly issued to the Shareholder, fully paid and non-assessable. MIOA shall deliver, good and marketable title to the MIOA Shares, which shares shall be fully paid and non-assessable and except as otherwise provided in this Agreement shall be free and clear of all Liens (as defined in Section 3.10(a) above).

      4.2. ORGANIZATION. MIOA is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is not required to be qualified or licensed as a foreign corporation in any other jurisdiction. MIOA has the full power and authority to own all its assets and to conduct its business as and where its business is presently conducted.

      4.3.  AUTHORITY AND APPROVAL OF AGREEMENT.

            (a) The execution and delivery of this Agreement by MIOA and the performance of all MIOA's obligations hereunder have been duly authorized and approved by all requisite corporate action on the part of MIOA pursuant to applicable law. MIOA has the power and authority to execute and deliver this Agreement and to perform all its obligations hereunder.

            (b) This Agreement and each of the other documents, instruments and agreements executed by MIOA in connection herewith constitute the valid and legally binding agreements of MIOA, enforceable against MIOA in accordance with their terms, except that: (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the enforcement of the rights and remedies of creditors; and (ii) the availability of equitable remedies as may be limited by equitable principles.

      4.4. NO VIOLATIONS. Neither the execution, delivery nor performance of this Agreement or any other documents, instruments or agreements executed by MIOA in connection herewith, nor the consummation of the transactions contemplated hereby: (a) constitutes a violation of or default under (either immediately, upon notice or upon lapse of time) the Articles of Incorporation or Bylaws of MIOA, any provision of any contract to which MIOA or its assets may be bound, any judgment to which MIOA is bound or any law applicable to MIOA; or (b) result in the creation or imposition of any encumbrance upon, or give any third person any interest in or right to, any or all of the MIOA Securities or any other capital stock of MIOA or any of the assets of MIOA; or (c) result in the loss or adverse modification of, or the imposition of any fine or penalty with respect to, any license, permit or franchise granted or issued to, or otherwise held by or for the use of, MIOA.

      4.5. CONSENTS. The execution, delivery and performance by MIOA of this Agreement and the consummation by MIOA of the transactions contemplated hereby do not require any consent that has not been received prior to the date hereof.

      4.6. S.E.C. DOCUMENTS. MIOA has delivered or made available to the Shareholder all required reports, schedules, forms, statements and other documents filed or to be filed with the Securities and Exchange Commission (the "SEC") since January 1, 1996 (collectively, the "SEC DOCUMENTS"). The financial statements included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

      4.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the SEC Documents, since the date of the most recent financial statements included in the SEC Documents, MIOA has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been: (a) any material adverse change with respect to MIOA or its capital stock; (b) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to MIOA or its capital stock; or (c) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of MIOA to consummate the transactions contemplated by this Agreement.

      4.8. BROKERS. MIOA has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Shareholder or the Company could become liable or obligated.

      4.9. FULL DISCLOSURE. To the best knowledge of MIOA, no representation or warranty by MIOA in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of MIOA pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not materially misleading.

      4.10. NO ENCUMBRANCES ON MIOA SECURITIES. Except as set forth in this Agreement, the MIOA Shares being transferred by MIOA to the Shareholder and his assigns are free and clear of any liens, claims, encumbrances or restrictions of any kind, and none of those shares is subject to options, rights, warrants, or other agreements or commitments other than set forth in this Agreement.

                                   ARTICLE V.
                           INTERPRETATION; SURVIVAL OF
               REPRESENTATIONS AND WARRANTIES; AND INDEMNIFICATION

      5.1. INTERPRETATION. Except where indicated otherwise, each warranty and representation made by a party in this Agreement or pursuant hereto is independent of all other warranties and representations made by the same party in this Agreement or pursuant hereto (whether or not covering identical, related or similar matters) and must be independently and separately satisfied. Except where indicated otherwise, exceptions or qualifications to any such warranty or representation shall not be construed as exceptions or qualification to any other warranty or representation.

      5.2. SURVIVAL. All representations and warranties made in this Agreement or pursuant hereto shall survive the date hereof and the Effective Date through Formula Period 4. Notwithstanding anything herein to the contrary, if an indemnitee under this agreement, by written notice prior to the expiration of Formula Period 4, advises an indemnitor of its question, dispute, debate, variance or contention relative to any specific representation warranty or other matter which is subject to the indemnity provisions of this Section, such survival period shall be extended until such time as the matter in question is resolved.

      5.3.  INDEMNIFICATION.

            (a) BY SHAREHOLDER. The Shareholder hereby agrees to indemnify, defend and hold harmless MIOA, its subsidiaries and their directors, officers, employees and controlled and controlling persons (hereinafter "MIOA'S AFFILIATES"), from and against all Claims (as hereinafter defined) asserted against, resulting to, imposed upon, or incurred by MIOA, MIOA's affiliates, the Company, their businesses or their assets, directly or indirectly, by reason of, arising out of or resulting from (x) the inaccuracy or breach of any representation or warranty of the Company or such Shareholder contained in or made pursuant to Article III of this Agreement; (y) the breach of any covenant of the Company or such Shareholder contained in this Agreement, and (z) any Claim against the Company, its business or its assets not otherwise disclosed in this Agreement or the disclosure schedules relating to or arising from matters related to or arising from the Company, or its businesses prior to the Effective Date. As used in this section, the term "CLAIM" shall include (i) all liabilities; (ii) all losses, damages, judgments, awards, settlements, costs and expenses (including, without limitation, interest including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and (iii) all demands, claims, actions, costs of investigation, causes of action, proceedings and assessments ultimately determined to be valid. For purposes of this Section the representations, warranties and covenants set forth in this Agreement shall be read as if the qualifying terms "best information, knowledge and/or belief" were not set forth therein.

            (b) BY MIOA. MIOA hereby agrees to indemnify, defend and hold harmless Shareholder from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (x) the inaccuracy or breach of any representation or warranty of MIOA contained in or made pursuant to this Agreement; (y) the breach of any covenant of MIOA contained in this Agreement; or (z) all Claims of or against Shareholder specifically assumed by MIOA pursuant hereto.

            (c) MATERIALITY. The parties recognize that many of the representations, warranties and covenants set forth in this Agreement are qualified by the term "MATERIAL". For purposes of this Agreement, the parties hereby agree that a "MATERIAL" event(s) has occurred if the impact of such event(s) has resulted or is reasonably likely to result in costs, expenses and/or damages for any event(s) singularly or in the aggregate in excess of Fifty Thousand Dollars ($50,000.00)

      5.4.  LIMITATION.

            (A) GENERAL. The parties agree that the indemnification provisions set forth in this Article shall be limited to all Claims in excess of Fifty Thousand Dollars ($50,000.00) (the "Threshold"). Once a Claim exceeds the Threshold, if a party is entitled to indemnification under Section 5.3, such party shall recover all appropriate funds, as provided in Section 5.3, with no reduction for the Threshold amount. Further, the indemnitors shall not be liable for any liabilities resulting from Claims that are covered by any insurance policy or other indemnity or contribution agreement unless, and only to the extent that, the full limit of such insurance policy, indemnity or contribution agreement has been exceeded.

            (B) SHAREHOLDER LIMITS. Notwithstanding anything herein to the contrary, in no event shall the Shareholder be liable for more than the "fair market value" of the MIOA Shares, the Earn-up Options and the consideration paid pursuant to the Put Option in Section 2.1(a)(iv) ("Put Consideration") which, at the time of the payment of the Claim to the indemnitee, the Shareholder has received or shall be entitled to receive pursuant to this Agreement, less the pre-tax earnings of the Company for the period beginning on the Effective Date and ending on the date the indemnitee is obligated to pay such Claim. At the option of the Shareholder, any payment made pursuant to Section 5.3 may be made in either clear and immediately available funds or by surrendering an appropriate number of MIOA Shares, the Earn-up Options and/or the Put Consideration or the rights to receive same. The number of MIOA Shares to be surrendered to MIOA shall be calculated by dividing the amount of any Claim, as set forth in writing by MIOA and supported by reasonable documentation, by the fair market value of the MIOA Shares as of the date the indemnitee is obligated to pay such Claim. In respect to the Earn-up Options, the parties shall use their best efforts to fairly value the Earn-up Options. To the extent that the parties can not agree on the value of such options then, in such event, the Shareholder and MIOA shall each select an appraiser to value the Earn-up Options. If the appraisers can not agree as the value then, in such event, the appraisers shall select a third appraiser whose valuation shall be binding upon the parties. If all MIOA Shares, Earn-up Options, the Put Consideration and the rights to receive same are returned to MIOA as payment of any amount due or claimed under Section 5.3, then such surrender shall be deemed full and complete payment of all amounts due and that can be claimed in the future under Section
5.3. For purposes of this Section the term "FAIR MARKET VALUE" of a MIOA Share shall be calculated as of the date the indemnitee is obligated to pay such Claim and shall be determined as follows: (1) if the principal market for such stock is a national securities exchange, the average of the highest and lowest sales prices per share of such stock on such day as reported by such exchange or on a composite tape reflecting transactions on such exchange, (2) if the principal market for such stock is not a national securities exchange and such stock is quoted on The Nasdaq Stock Market ("NASDAQ"), and (i) if actual sales price information is available with respect to such stock, the average of the highest and lowest sales prices per share of such stock on such day on Nasdaq, or (ii) if such information is not available, the average of the highest bid and lowest asked prices per share of such stock on such day on Nasdaq, or (3) if the principal market for such stock is not a national securities exchange and such stock is not quoted on Nasdaq, the average of the highest bid and lowest asked prices per share of such stock on such day as reported on the OTC Bulletin Board Service or by National Quotation Bureau, Incorporated or a comparable service; PROVIDED, HOWEVER, that if clauses (1), (2) and (3) of this Section are all inapplicable, or if no trades have been made or no quotes are available for such day, the fair market value of such stock shall be determined by appraisal as set forth above.

            (C) MIOA LIMITS. Notwithstanding anything herein to the contrary, in no event shall MIOA be liable for more than the Company's gross revenues for the fiscal year ending December 31, 1998.


                                   ARTICLE VI.
                                 OTHER COVENANTS

      6.1. NON-COMPETITION; CONFIDENTIALITY. Subject to the Closing, and as an inducement to MIOA to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of the Company being acquired pursuant to this Agreement, and in addition to and not in limitation of any covenants contained in any agreement executed and delivered herewith, the Shareholder hereby covenants and agrees as follows:

            (a) COVENANT NOT TO COMPETE. The Shareholder agrees that for so long as the Shareholder is employed by the Surviving Company, MIOA or any of its subsidiaries and for a continuous and uninterrupted period of two (2) years thereafter, if terminated "For Cause" as that term is defined in the Shareholder's employment contract of even date herewith:

                  (1) engage in, continue in or carry on any business which competes with the Business or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

                  (2) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of the Surviving Corporation, MIOA or MIOA's subsidiaries in any aspect with respect to the Business, including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm's length basis with any such competitor;

                  (3) offer employment to an employee of the Surviving Corporation, MIOA or MIOA's subsidiaries, without the prior written consent of MIOA; or

                  (4) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the Surviving Corporation, MIOA, MIOA's subsidiaries or their businesses;

            provided, however, that the foregoing shall not prohibit the Shareholder from working for them or the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall extend in an outward radius of 15 miles from any clinic, lab, medical facility or any other business of the Surviving Company, Ivanhoe or any similar business of any other subsidiary of MIOA. The parties agree that MIOA may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or substantially all of the business of the Surviving Company. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

            (b) COVENANT OF CONFIDENTIALITY. The Shareholder shall not at any time subsequent to the Closing, except as explicitly requested by MIOA, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning the Business or the Surviving Company. For purposes hereof, "CONFIDENTIAL INFORMATION" shall mean and include, without limitation, all Trade Rights in which the Surviving Company or has an interest, all customer lists and customer information, and all other information concerning the Surviving Company's processes, apparatus, equipment, packaging, services, products, marketing and other business methods, not previously disclosed to the public directly by the Surviving Company.

            (c) EQUITABLE RELIEF FOR VIOLATIONS. The Shareholder agrees that the provisions and restrictions contained in this Section 6.1 are necessary to protect the legitimate continuing interests of MIOA, and that any violation or breach of these provisions will result in irreparable injury to MIOA for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to MIOA for such violation or breach and regardless of any other provision contained in this Agreement, MIOA shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 6.1.

      6.2. GENERAL RELEASES. At the Closing, the Shareholder shall deliver general releases to MIOA, substantially in the form attached hereto as EXHIBIT __, releasing the Surviving Company and its directors, officers, agents and employees of the Surviving Company from all claims through the Effective Date, except (i) as may be described in written contracts disclosed in the disclosure schedules and expressly described and excepted from such releases, and (ii) indemnification rights and compensation for current periods expressly described and excepted from such releases. Such releases shall also contain waivers of any right of contribution or other recourse against the Surviving Company with respect to representations, warranties or covenants made herein by the Company.

      6.3. ACCESS TO INFORMATION AND RECORDS. During the period prior to the Effective Date, the Shareholder shall cause the Company to give MIOA, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of the Company and for the purpose of such inspection, investigation and testing as MIOA deems appropriate (and the Company shall furnish or cause to be furnished to MIOA and its representatives all information with respect to the business and affairs of the Company as MIOA may request); (ii) access to employees, agents and representatives for the purposes of such meetings and communications as MIOA reasonably desires; and (iii) with the prior consent of the Company in each instance (which consent shall not be unreasonably withheld), access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with the Company.

      6.4. CONDUCT OF BUSINESS PENDING THE EFFECTIVE DATE. From the date hereof until the Effective Date, except as otherwise approved in writing by MIOA, the Company and the Shareholder covenant as follows:

            (a) NO CHANGES. The Company will carry on its business diligently and in the same manner as heretofore and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation.

            (b) MAINTAIN ORGANIZATION. The Company and the Shareholder will take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of the Company and they will use their best efforts to preserve the business organization of the Company intact, to keep available to the Company the present officers and employees, and to preserve for the Company their present relationships with suppliers and customers and others having business relationships with the Company.

            (c) NO BREACH. Neither the Company nor the Shareholder will not do or omit any act, or permit any omission to act, which may cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by the Company and the Shareholder herein, which would have required disclosure herein had it occurred after the date of the Recent Balance Sheet and prior to the date of this Agreement.

            (d) NO MATERIAL CONTRACTS. No contract or commitment will be entered into, and no purchase of equipment, parts or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Company, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice, are not material to the Company (individually or in the aggregate) and would not have been required to be disclosed in the disclosure schedules had they been in existence on the date of this Agreement.

            (e) NO CORPORATE CHANGES. Except as otherwise provided herein, the Company shall not amend its Articles of Incorporation or Bylaws or make any changes in authorized or issued capital stock.

            (f) MAINTENANCE OF INSURANCE. The Company shall maintain all of the insurance in effect as of the date hereof and shall procure such additional insurance as shall be reasonably requested by MIOA.

            (g) MAINTENANCE OF PROPERTY. The Company and the Shareholder shall use, operate, maintain and repair all the Company's property in a normal business manner.

            (h) INTERIM FINANCIALS. The Company will provide MIOA with interim monthly financial statements and other management reports as and when they are available.

            (i) NO NEGOTIATIONS. Neither the Company nor the Shareholder will directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of the Company, the Company's assets or business or any part thereof or any equity securities of the Company (an "ACQUISITION PROPOSAL"), and the Company and the Shareholder shall immediately advise MIOA of the receipt of any acquisition proposal.

            (j) NO TRANSFER OF SHARES. The Shareholder shall not transfer or attempt to transfer any of the Klein Shares except as provided herein; and the Company shall refuse to accept any certificates for the Klein Shares to be transferred or otherwise to allow such transfers to occur upon its books.

      6.5. CONSENTS. MIOA, the Company and the Shareholder will use their best efforts prior to the Effective Date to obtain all consents necessary for the consummation of the transactions contemplated hereby.

      6.6. OTHER ACTION. MIOA, the Company and the Shareholder shall use their best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

      6.7. DISCLOSURE SCHEDULE. MIOA, the Shareholder and the Company shall have a continuing obligation to promptly notify each other in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the disclosure schedules, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

                                  ARTICLE VII.
              CONDITIONS PRECEDENT TO THE SHAREHOLDER'S OBLIGATIONS

      Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, the Shareholder's obligation to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Article VII, except to the extent that such satisfaction is waived in writing by the Shareholder.

      7.1. REPRESENTATIONS AND WARRANTIES OF MIOA. All representations and warranties made by MIOA in this Agreement and the Schedules hereto shall be true and correct in all material respects on the date hereof, and shall be true and correct in all material respects at the time of the Effective Date as though such representations were again made, without exception or deviation, at the time of the Effective Date.

      7.2. PERFORMANCE OF THIS AGREEMENT. MIOA shall have duly performed or complied with all the obligations under this Agreement to be performed or complied with by MIOA on or prior to the Effective Date.

      7.3. ABSENCE OF LITIGATION. No litigation shall have been instituted on or before the time of the Effective Date by any person, the result of which did or could prevent or make illegal the consummation of the transaction contemplated by this Agreement, or which had or could have a material adverse effect on MIOA.

      7.4. SHAREHOLDER GUARANTEES. MIOA shall use all reasonable efforts to have the Shareholder removed from any and all guarantees, agreements, obligations or debts, as identified in SCHEDULE 7.4, that were entered into by the Shareholder to facilitate or induce another party to engage in any business activity with the Company. If MIOA is unable to remove the Shareholder from such guarantees, agreements, obligations or debts then, in such event, MIOA will indemnify the Shareholder for any damages the Shareholder incurs relative to such guarantees, agreements, obligations or debts.

      7.5. DELIVERIES AT CLOSING. On or prior to the Effective Date, in addition to all other deliveries to be made by MIOA, MIOA shall deliver or cause to be delivered to the Shareholder a certificate signed by an officer of MIOA, dated the Effective Date, certifying that: (a) all of the terms and conditions of this Agreement to be satisfied or performed by MIOA on or before the time of the Effective Date have been satisfied or performed; and (b) no litigation has been instituted or, or to best of said officer's knowledge threatened on or before the time of the Effective Date by any person, the result of which did or could prevent or make illegal the consummation of the transaction contemplated by this Agreement.

                                  ARTICLE VIII.
                    CONDITIONS PRECEDENT TO MIOA OBLIGATIONS

      Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, MIOA's obligations to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Article VIII, except to the extent that such satisfaction is waived by MIOA in writing.

      8.1. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER. All representations and warranties made by the Company and the Shareholder contained in this Agreement and the disclosure schedules hereto shall be true and correct in all material respects on the date hereof, and shall be true and correct in all material respects at the time of the Effective Date as though such representations were again made, without exception or deviation, at the time of the Effective Date.

      8.2. PERFORMANCE OF THIS AGREEMENT. The Company and the Shareholder shall have duly performed or complied with all of the covenants and obligations under this Agreement to be performed or complied with by them on or prior to the Effective Date.

      8.3. ABSENCE OF LITIGATION. No litigation shall have been instituted on or before the time of the Effective Date by any person, the result of which did or could prevent or make illegal the consummation of the transaction contemplated by the Agreement, or which had or could have a material adverse effect on the Company or its Business.

      8.4. DELIVERIES AT CLOSING. On or prior to the Effective Date, in addition to all other deliveries to be made by the Shareholder hereunder, the Shareholder shall deliver or cause to be delivered a certificate signed by the Shareholder, dated as of the Effective Date, certifying that: (a) all of the terms and conditions of this Agreement to be satisfied or performed by the Company and the Shareholder on or before the time of the Effective Date have been satisfied or performed; (b) no litigation has been instituted or, to the best of their knowledge, threatened on or before the time of the Effective Date by any person, the result of which did or could prevent or make illegal the consummation of the transaction contemplated by this Agreement; or which had or could have a material adverse effect on the Company or its Business; and (c) there has not been any material adverse change in or affecting the Company or its Business between the date of this Agreement and the Effective Date.

      8.5. COMPLETION OF DUE DILIGENCE, BUSINESS PLAN, SCHEDULES & EXHIBITS. It is hereby acknowledged that as of the Closing Date of this Agreement, the parties to this Agreement have not completed all the Schedules, Exhibits, Company leases and employment agreements and other ancillary documents. Accordingly, both the Shareholder's and MIOA's obligation to consummate the transactions contemplated by this Agreement shall be subject to completion and execution, where necessary, of all the Schedules, Exhibits, Company leases and employment agreements and other ancillary documents all to their reasonable satisfaction. Subject to Article 10 hereafter, if the parties do not complete all the Schedules, Exhibits, Company leases and employment agreements and other ancillary documents or if either party is not reasonably satisfied as to all such matters by August 30, 1998, then this Agreement and all other collateral documents executed in connection with the transactions contemplated by this Agreement may be terminated by either MIOA or the Shareholder.

                                   ARTICLE IX.
                   OBLIGATIONS ON OR BEFORE THE EFFECTIVE DATE

      9.1. OBLIGATIONS OF MIOA TO THE SHAREHOLDER ON OR BEFORE THE EFFECTIVE DATE. MIOA hereby covenants and agrees to deliver or cause to be delivered to the Shareholder on or before the Effective Date or, if agreed, as soon thereafter as is reasonably possible the following:

            (a) Duly issued certificates (legend as provided in Section 2.2 (a) hereof) representing the Initial Payment, together with any documentary stamps required in connection with such transfer and such other appropriate documents and instruments of transfer as the Shareholder may reasonably request;

            (b) A certification by an officer of MIOA that MIOA was authorized to execute, deliver and perform this Agreement and is authorized to consummate the transactions contemplated hereby; and

            (c) All Schedules, Exhibits, Company leases and employment agreements and other ancillary documents contemplated by this Agreement and such other documents and instruments as the Shareholder may reasonably request in order to effectuate the terms of this Agreement.

      9.2. OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDER TO MIOA ON OR BEFORE THE EFFECTIVE DATE. The Company and the Shareholder hereby covenant and agree to deliver or cause to be delivered to MIOA on or before the Effective Date or, if agreed, as soon thereafter as is reasonably possible the following:

            (a) Duly executed stock certificates representing the Klein Shares, free and clear of all encumbrances together with any documentary stamps required in connection with such transfer and such other appropriate documents and instruments of transfer as MIOA may reasonably request ;

            (b) A certification by the Company's president that the Company was authorized to execute, deliver and perform this Agreement and is authorized to consummate the transactions contemplated hereby;

            (c) A Good Standing Certificate for the Company from the State of Virginia dated no later than the Effective Date.

            (d) Incumbency certificates relating to each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered to MIOA pursuant to the terms hereof.

            (e) The General Releases referred to in Section 6.2, duly executed by the persons referred to in such Section.

            (f) All Schedules, Exhibits, Company leases and employment agreements and other ancillary documents contemplated by this Agreement and such other documents and instruments as MIOA may reasonably request in order to effectuate the terms of this Agreement.

            (g) An estoppel certificate or status letter from each of the landlords in respect to the real estate leases of the Company which shall certify that (i) the lease is valid and in full force and effect; (ii) the amounts payable by the Company under the lease and the date to which the same have been paid; (iii) whether there are, to the knowledge of said landlord, any defaults thereunder, and, if so, specifying the nature thereof; and (iv) that the transactions contemplated by this Agreement will not constitute default under the lease.

                                   ARTICLE X.
                            TERMINATION AND RECISSION

      10.1. TERMINATION  PRIOR TO EFFECTIVE  DATE.  If, prior to the Effective
Date:

            (a) A party hereto shall materially breach or default in the full and timely performance and satisfaction of any of its representations and warranties or obligations under this Agreement, and such breach or default is not cured on or before the fifth (5th) day (or such reasonably longer period if five (5) days is an unreasonable period to cure such breach or default) after the date notice is given by the non-defaulting party to the defaulting party specifying the nature of such breach or default, then the non-defaulting party may terminate this Agreement at anytime following the period for curing such breach or default. The Effective Date will be extended for such reasonable period necessary to allow the defaulting party to cure the breach or default.

            (b) If any of the conditions set forth in Article VII hereof are not satisfied at or before the time of the Effective Date, then the Company and/or the Shareholder may terminate this Agreement by notifying MIOA prior to the Effective Date. The Effective Date will be extended for such reasonable period necessary to allow for the satisfaction of such conditions; provided that such extension shall not be beyond August 30, 1998.

            (c) If any of the conditions set forth in Article VIII hereof are not satisfied at or before the time of the Effective Date, then MIOA may terminate this Agreement by notifying the Company and the Shareholder prior to the Effective Date. The Effective Date will be extended for such reasonable period necessary to allow for the satisfaction of such conditions; provided that such extension shall not be beyond August 30, 1998.

      10.2. RECISSION POST EFFECTIVE DATE. Due to the material nature of this transaction, the Company is required to undergo an audit by independent certified public accountants ("CPA's"). If, for whatever reason, the Company's CPA's are unable to render an unqualified opinion in accordance with GAAP or if during the course of the audit a matter is revealed or discovered which could, in the opinion of MIOA, have a material adverse affect on MIOA or the Company then, in such event, MIOA shall have the right to rescind this transaction by providing written notice to the Shareholder. Such notice must be given no later than September 30, 1998. If the transaction is rescinded in accordance with this provision, MIOA shall transfer all the stock, or the assets and liabilities, of the Surviving Corporation to Shareholder in exchange for any and all consideration paid to the Shareholder in connection with this Agreement. Thereafter, all rights, duties and obligations of the parties shall terminate and this Agreement shall be null and void with no further force or effect.

                                   ARTICLE XI.
                                  MISCELLANEOUS

      11.1. NOTICES. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid, and addressed as set forth below:

      If to the Shareholder:        David S. Klein, M.D.
                                    13 W. Beverley Street
                                    Masonic Lodge, 2nd floor
                                    Staunton, VA 24401

      With a copy to:               Angela Vanleer Whitesell, Esq.
                                    23 N. Augusta Street
                                    Staunton, VA 24401

      To Company:                   David S. Klein, M.D., P.C.
                                    13 W. Beverley Street
                                    Masonic Lodge, 2nd floor
                                    Staunton, VA 24401

      If to MIOA:                   Medical Industries of America, Inc.
                                    1903 S. Congress Ave., #400
                                    Boynton Beach, FL  33463
                                    Attn:  Paul C. Pershes, President

      Any such notices shall be deemed received upon actual receipt if personally delivered or the third business day after the post-marked date of mailing.

      11.2. ENTIRE AGREEMENT. This Agreement, including the disclosure schedules attached hereto and the documents delivered pursuant hereto, sets forth all the promises, covenants, agreements, conditions and understandings among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein contained. No changes of or modifications or additions to this Agreement shall be valid unless same shall be in writing and signed by the parties hereto.

      11.3. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon the parties hereto, their beneficiaries, heirs and administrators. No party may assign or transfer its interests herein, or delegate its duties hereunder, without the written consent of the other parties.

      11.4. AMENDMENT. The parties hereby irrevocably agree that no attempted amendment, modification or change (collectively, "AMENDMENT") of this Agreement shall be valid and effective, unless the parties shall unanimously agree in writing to such Amendment.

      11.5. NO WAIVER. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

      11.6. GENDER AND USE OF SINGULAR AND PLURAL. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties or their personal representatives, successors and assigns may require.

      11.7. COUNTERPARTS. This Agreement and any amendments may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

      11.8. HEADINGS. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

      11.9. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Virginia, and any litigation pertaining or related to this Agreement shall, to the extent permitted by law, be held in the courts of the State of Virginia.

      11.10. FURTHER ASSURANCES. The parties hereto shall execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

      11.4 41. LITIGATION. If any party hereto is required to engage in litigation or arbitration against any other party hereto, either as plaintiff or as defendant, in order to enforce or defend any of its or his rights under this Agreement, and such litigation results in a final judgment in favor of such party (the "PREVAILING PARTY"), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred by the Prevailing Party in so enforcing or defending its or his rights hereunder, including, but not limited to, all attorneys' fees, paralegal' fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder.

      11.12. CONFIDENTIALITY. Except for discussions of the transactions contemplated by this Agreement among the parties hereto and their representatives and counsel participating in this transaction, and except as may be required of the Corporation pursuant to federal securities laws, each party hereto shall, unless all other parties hereto shall otherwise agree, keep confidential and not, directly or indirectly, disclose to any person the existence of this Agreement, the transaction contemplated by this Agreement or any of the terms thereof, and each party hereto shall use its good faith efforts to cause its employees, agents, officers, directors and representatives to abide by the foregoing restrictions on disclosure.

      11.13. COSTS AND EXPENSES. The parties hereby agree that they each will be responsible for the payment of their respective costs and expenses including professional fees incurred in connection with this transaction with the further understanding that fifty percent (50%) of such costs and expenses incurred by the Company shall be the responsibility of the Shareholder.


                          [SIGNATURES ON THE NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year set forth above.


WITNESSES:                       MEDICAL INDUSTRIES OF AMERICA, INC.



                                 By: /s/ PAUL C. PERSHES
Print name:                              Paul C. Pershes, President



                                 MIOA ACQUISTION COMPANY V, INC.



                                 By: /s/ PAUL C. PERSHES
Print name:                              Paul C. Pershes, President




                                 SHAREHOLDER:


                                     /s/ DAVID S. KLEIN
Print name:                              David S. Klein, M.D.



                                 DAVID S. KLEIN, M.D., P.C.



                                 By: /s/ DAVID S. KLEIN
Print name:                              David S. Klein, President

                                    EXHIBIT A

                               ARTICLES OF MERGER

                                    EXHIBIT B

                            ARTICLES OF INCORPORATION

                                    EXHIBIT C

                                     BYLAWS

                                    EXHIBIT D

                             SHAREHOLDERS AGREEMENT

                                    EXHIBIT E

                         MIOA STOCK CERTIFICATE LEGENDS

                                    EXHIBIT F

                                GENERAL RELEASES

                                       45